Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”) is made as of February 27, 2008, by and among (i) Best Energy Services, Inc., a Nevada corporation (“Buyer”), (ii) American Rig Housing, Inc., a Texas corporation (“Seller”), and (iii) Larry Hargave, a resident of Houston, Texas (“Shareholder”).

Recitals

Seller desires to sell, assign, transfer and convey to Buyer certain assets and specified obligations and liabilities of Seller, and Buyer desires to purchase such assets from Seller and to assume such obligations and liabilities, each as described herein.

Agreement

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I
Definitions

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Agreement” – as defined in the Preamble of this Agreement.

“Assets” – as defined in Section 2.1.

“Assigned Seller Contracts” – as defined in Section 2.1(c).

“Balance Sheet” – as defined in Section 3.4.

“Bill of Sale” – as defined in Section 2.4(i).

“Board of Directors” – as defined in Section 3.2(b)(i).

“Buyer” – as defined in the Preamble of this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Closing” – as defined in Section 2.3.

“Closing Date” – as defined in Section 2.3.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including: (a) the sale of the Assets by Seller to Buyer; (b) the execution, delivery, and performance of the Bill of Sale, the Shareholder’s Release, the Yard Lease Agreement and all other documents or agreements executed, delivered and performed in connection with this Agreement; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 8.2.

“Disclosure Schedule” – the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” – as defined in Section 2.3.

“Encumbrance” – any charge, claim, community property interest or similar equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Facilities” – any real property, leaseholds, or other interests in real property currently or formerly owned or operated by the Seller and any buildings, plants or structures currently or formerly owned or operated by the Seller.

“GAAP” – generally accepted United States accounting principles, including the statements and interpretations of the U.S. Financial Accounting Standards Board.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) multi-national organization or body; or (d) body properly exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indemnified Persons” – as defined in Section 8.2.

“Interim Balance Sheet” – as defined in Section 3.4.

“Law” – any statute, law, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Body.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, Law, principle of common law, or treaty.

“Material Contract” – as defined in Section 3.8(a).

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.2.

“Related Person” – with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; and (c) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); and (c) any Related Person of any individual described in clause (b). For purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, broker, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Liabilities” – as defined in Section 2.2(b).

“Securities Act” – the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” – as defined in the Preamble of this Agreement.

“Seller Contract” – any Contract (a) under which the Seller has or may acquire any rights, (b) under which the Seller has or may become subject to any obligation or liability, or (c) by which the Seller or any of the assets owned or used by the Seller is or may become bound.

“Seller’s Closing Documents” – as defined in Section 3.2(a).

“Shareholder” – as defined in the Preamble of this Agreement.

“Shareholder’s Release” – as defined in Section 2.4(a)(ii).

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Seller.

“Tax” – any tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Yard Lease Agreement” – as defined in Section 2.4(a)(iii).

1.2           Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) references herein to an “Article” or “Section” without further reference to another agreement shall mean the specified Article or Section of this Agreement; (x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties.  This Agreement has been jointly drafted by the parties hereto and the parties have had an opportunity to review this Agreement with counsel and no rule of construction strictly construing this Agreement against the drafter shall be applied by a court of competent jurisdiction.

Article II
Sale and Transfer of Assets; Closing

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the assets of Seller, including but not limited to all of the following assets, wherever located (collectively, the “Assets”):

(a)           all personal property, including but not limited to all equipment (including computer equipment), fixtures and furniture, inventory, finished goods, supplies, raw materials and work in process, and all Documents of Title (as such term is defined in the Uniform Commercial Code as in effect in the State of Texas) issued to Seller with regard thereto, including the Assets listed on Exhibit A;

(b)           all intangible property, including all intellectual property rights, of Seller, and all claims and causes of action of any kind for past, present or future infringements of any such intellectual property rights; and

(c)           all of the Seller’s rights, claims and interest in and under the Seller Contracts set forth on Exhibit B (the “Assigned Seller Contracts”).

2.2 Purchase Price; Assumption of Liabilities.

(a) The aggregate purchase price for the Assets will be 6,200,000 shares of the Buyer’s common stock, valued by Buyer and Seller at $2,271,000 (the “Purchase Price”).

(b)           Other than the liabilities related to the Assigned Seller Contracts being assigned to Buyer pursuant to Section 2.1(c), all liabilities of Seller of every kind or nature (the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

2.3 Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 100 Congress Avenue, Suite 1100, Austin, Texas, on February 27, 2008, or such other place agreed to by Buyer and Seller.  The Closing shall be deemed to have occurred at 11:59 p.m. C.S.T. (the “Effective Time”) on the date on which the Closing actually takes place (the “Closing Date”).

2.4 Closing Obligations.  At the Closing:

(a) Seller will deliver to Buyer: (i) a bill of sale, in the form mutually acceptable to Buyer and Seller, executed by of Seller (the “Bill of Sale”); (ii) a release, in the form mutually acceptable to Buyer and Seller, executed by Shareholder (collectively, “Shareholder’s Release”); and (iii) a lease agreement with respect to Cleveland, Texas yard, in the form mutually acceptable to Buyer and Seller, executed by the Company (the “Yard Lease Agreement”).

(b) Buyer will deliver to Seller: (i) the Purchase Price by delivery of a stock certificate; and (ii) the Yard Lease Agreement, executed by Buyer.

2.5 Allocation.  The Purchase Price shall be allocated in accordance with Exhibit 2.5, as mutually agreed to by Buyer and Seller prior to Closing. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall prepare and deliver Internal Revenue Service Form 8594 to Seller within 45 days after the Closing Date to be filed by Buyer with the Internal Revenue Service. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller nor Shareholder shall contend or represent that such allocation is not a correct allocation.

Article III
Representations and Warranties of Seller and Shareholder

Except with respect to each section in this Article III for such disclosures as are set forth (i) in the section of the Disclosure Schedule corresponding to such section in this Article III, or (ii) in any other section of the Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure qualifies such section in this Article III, Seller and Shareholder jointly and severally represent and warrant to Buyer, as follows:

3.1 Organization and Good Standing.

(a) The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that the Seller purports to own or use, and to perform all of its obligations under the Seller Contracts. The Seller is duly qualified to do business and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by the Seller, or the nature of the activities conducted by the Seller, requires such qualification.

(b) Seller has delivered or made available to Buyer copies of the Organizational Documents of the Seller, as currently in effect.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms. Upon the execution and delivery by Seller and Shareholder, as applicable, of the Bill of Sale, the Shareholder’s Release, the Yard Lease Agreement and all other documents or agreements executed by Seller in connection herewith, (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller and Shareholder, as applicable, enforceable against Seller and Shareholder, as applicable, in accordance with their respective terms. Seller and Shareholder, as applicable, has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their respective obligations under this Agreement and the Seller’s Closing Documents.

(b) The consummation or performance of any of the Contemplated Transactions by the Seller will not directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller, or (B) any resolution adopted by the board of directors (the “Board of Directors”) or the shareholders of the Seller; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the assets owned or used by the Seller, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Seller; (iv) cause Buyer or the Seller to become subject to, or to become liable for the payment of, any tax; (v) cause any of the assets owned by the Seller to be reassessed or revalued by any taxing authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Seller Contract; or (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Seller. Seller is not, nor will Seller be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements.  The Seller has delivered to Buyer: (a) reviewed balance sheets of the Seller as at December 31 in each of the years 2005 and 2006 (the balance sheet for the calendar year ended December 31, 2006, being hereinafter referred to as the “Balance Sheet”), and the related reviewed statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended (including the notes thereto), all of which were prepared in accordance with GAAP, (b) an unaudited consolidated balance sheet of the Seller as at November 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the eleven months then ended, which were prepared in accordance with GAAP. Such financial statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Seller as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes. The financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Seller are required by GAAP to be included in the consolidated financial statements of the Seller.

3.4 Title to Property and Assets.  Seller is the sole legal and beneficial owner of all right, title and interest in and to the Assets free and clear of all Encumbrances.  All tangible personal property included in the Assets is in good operating condition and repair, normal wear and tear excepted. The Assets constitute all assets, properties and rights that are necessary to enable the Buyer following the Closing to own, conduct, operate and continue the Seller’s business as currently conducted and as proposed to be conducted by the Seller and otherwise to enjoy full rights to commercial exploitation of the Assets.

3.5 Compliance with Legal Requirements; Governmental Authorizations.

(a)           (i)           The Seller is, and at all times since January 1, 2003 has been, in full compliance with each material Legal Requirement that is or was applicable to the Seller or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred since January 1, 2003, or circumstance exists that (with or without notice  or lapse of time) (A) would reasonably be expected to constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any material Legal Requirement, or (B) would reasonably be expected to give rise to any obligation on the part of the Seller to undertake, or to bear a material portion of the cost of, any remedial action of any nature; and (iii) the Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or potential obligation on the part of the Seller to undertake, or to bear a material portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.5(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Seller and that is material to the operation of the business of the Seller as currently conducted. Each Governmental Authorization listed or required to be listed in Schedule 3.5(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Schedule 3.5(b) of the Disclosure Schedule: (i) the Seller is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.5(b) of the Disclosure Schedule; (ii) no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.5(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.5(b) of the Disclosure Schedule; (iii) the Seller has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.5(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies.

3.6 Legal Proceedings; Orders.

(a)           Schedule 3.6 of the Disclosure Schedule sets forth a complete and accurate list of all Proceedings: (i) that have been commenced by or against the Seller; or (ii) to which the Seller is a party that challenges any of the Contemplated Transactions. No other such Proceedings have been threatened by any third party.  The Seller has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.6 of the Disclosure Schedule. The Proceedings listed in Schedule 3.6 of the Disclosure Schedule would not reasonably be expected to have a material adverse effect on the business, operations, assets or condition of the Seller.

(b)            There is no Order to which any of the Seller is subject; and no officer,

director, agent, or employee of the Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Seller.

3.7 Absence of Certain Changes and Events.  For the period from the date of the Balance Sheet to the date hereof, the Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           damage to or destruction or loss of any asset or property of the Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, of the Seller, taken as a whole;

(b)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Seller, including the sale, lease, or other disposition of any of the material intellectual property assets of the Seller;

(c)           cancellation or waiver in writing of any claims or rights with a value to the Seller in excess of $25,000 except to the extent reserved for in the Balance Sheet or Interim Balance Sheet, or that will be reserved for in the Closing Balance Sheet;

(d)           written agreement, by the Seller to do any of the foregoing.

3.8 Contracts; No Defaults.

(a)           Schedule 3.8(a) of the Disclosure Schedule contains a complete and accurate list, and the Seller has delivered or made available to Buyer true and complete copies, of (each, a “Material Contract”):

(i)  each executory Seller Contract that involves the performance of services or the delivery of goods or materials by the Seller of an outstanding amount or value in excess of $25,000 other than purchase orders given or received by the Seller for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000; and

(ii)  each executory Seller Contract that involves the performance of services or the delivery of goods or materials to the Seller of an outstanding amount or value in excess of $25,000 other than purchase orders given or received by the Seller for the purchase or sale of inventory in the Ordinary Course of Business of an outstanding amount or value of less than $25,000.

(b)           Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and the Seller is in full compliance with all material terms and requirements of each Material Contract;

3.9 No Material Adverse Change.  Since November 30, 2007, there has not been any material adverse change in the business, operations, customer and employee relations, properties, assets or financial condition of the Seller and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

3.10 Solvency. Seller will not be insolvent after the consummation of the Contemplated Transactions. As used in this section, “insolvent” means, with respect to Seller, that (i) the aggregate of Seller’s property, exclusive of any property which it may have conveyed, transferred, concealed, removed or permitted to be concealed or removed, with intent to defraud, hinder or delay its creditors, shall not at a fair valuation be sufficient in amount to pay its debts; or (ii) Seller is unable, by its available assets or the honest use of credit, to pay its debts as they become due. Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; and (ii) Seller will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay such debts and judgments against Seller.

3.11 Disclosure.                                No representation or warranty of Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, and no statement in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to Seller or the Seller and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Seller that has not been set forth in this Agreement or the Disclosure Schedule.

3.12 Brokers and Finders.  Neither Seller nor its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a corporation validly established, currently existing, and in good standing under the laws of State of Texas.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Yard Lease Agreement and all other documents or agreements executed by Buyer in connection herewith, (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of

Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the Board of Directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Except as set forth in Schedule 4.2, Buyer is not, nor will it be, required to obtain any Consent from any third-party Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4 Brokers and Finders.  Neither Buyer, nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

Article V
Conditions Precedent to Buyer’s Obligations to Close

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

5.1 Accuracy of Representations.  Each of Seller’s representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

5.2 Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered by Seller pursuant to Section 2.4(a) must have been delivered.

5.3 Consents.  Each of the Consents identified in Schedule 4.2, if any, must have been obtained and must be in full force and effect.

5.4 Additional Documents.  Each of the following documents must have been delivered to Buyer:

(a) the certificate of incorporation and all amendments thereto of the Seller, duly certified as of a date not more than 30 days prior to the Closing Date by the Secretary of State of the State of Texas;

(b) certificates dated as of a date not more than 30 days prior to the Closing Date as to the good standing of the Seller executed by the Secretary of State of the State of Texas and the Texas Comptroller’s Office; and

(c) such other documents as Buyer may reasonably request for the purpose of (i)  evidencing the accuracy of any of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller on or before the Closing Date, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

5.5 Delivery of W-8 or W-9. On or prior to the Closing Date, Seller shall have delivered a fully-executed W-8 or W-9 IRS form, as applicable.

5.6 Due Diligence.  On or prior to the Closing Date, Buyer shall completed the business, legal, financial, tax and accounting due diligence review of the Seller to its sole satisfaction.

Article VI
Conditions Precedent to Seller’s Obligations to Close

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

6.1 Accuracy of Representations.  Each of Buyer's representations and warranties in this Agreement must have been accurate in all respects as of the Closing Date.

6.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and must have made the payments required to be made by

Buyer pursuant to Section 2.4(b).

6.3 Consents.  Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule, if any, must have been obtained and must be in full force and effect.

6.4 Additional Documents.  Buyer must have caused the following documents to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

Article VII
Additional Covenants

7.1 Payment of All Taxes Resulting From Sale of Assets by Seller.  Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale by Seller of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

7.2 Payment of Other Retained Liabilities.  If Buyer reasonably determines that Seller’s failure to make any payments related to the Retained Liabilities will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, upon ten business days’ notice to Seller, elect to make all such payments directly (but shall have no obligation to do so) and Seller shall immediately reimburse Buyer for such amounts.

7.3 Restrictions on Seller Dissolution and Distributions.  Seller shall not make any distribution of the proceeds received pursuant to this Agreement until Seller has paid, or made adequate provision for the payment, of all of its obligations pursuant to applicable Legal Requirements, including its obligations to pay or otherwise satisfy all Retained Liabilities.

7.4 Assistance in Proceedings.  For a period of two years after the Closing Date, Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

7.5 Noncompetition, Nonsolicitation and Nondisparagement.

(a)           Noncompetition.  For a period of five years after the Closing Date, Seller shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business that is competitive with Seller’s business as of the Closing Date.

(b)           Nonsolicitation.  For a period of three years after the Closing Date, Seller shall not, directly or indirectly:

(i)           solicit the business of any Person who is a customer of Seller prior to the Closing or Buyer after the Closing with respect to the sale of products of the type sold by Seller;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee or consultant of Seller prior to the Closing or Buyer after the Closing to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee or consultant of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)           hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)           Nondisparagement.  After the Closing Date, Seller shall not disparage Buyer or any of Buyer’s directors, officers, employees or agents. After the Closing Date, Buyer shall not disparage Seller or any of Seller’s shareholders, directors, officers, employees or agents.

(d)           Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.5(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.5 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

7.6 Customer and Other Business Relationships.  For a period of two years from the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business of Seller to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, directors, shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer prior to the Closing or of Seller after the Closing.

7.7 Change of Name.  On or before the Closing Date, Seller shall (a) amend its Organizational Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion, and (b) take all actions requested by Buyer to enable Buyer or any of its Related Persons to change its name to Seller’s present name.

7.8 Further Assurance.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Article VII
Indemnification

8.1 Survival.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.2 Indemnification and Payment of Damages by Seller and Shareholder.  After the Closing, Seller and Shareholder will jointly and severally indemnify and hold harmless Buyer, and Buyer’s respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) from and against, and will pay to the Indemnified Persons the amount of any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)           any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)           any product shipped or manufactured by, or any services provided by, the Seller prior to the Closing Date;

(d)           any noncompliance by Seller with the applicable provisions of any fraudulent transfer law or bulk sales laws in respect of the Contemplated Transactions;

(e)           any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller; and

(f)           any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or the Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

Seller and Shareholder shall have no liability for indemnification with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds $25,000 at which time Seller shall be liable for indemnification for all Damages with respect to such claims (including the first $25,000 of such Damages). However, the immediately preceding sentence shall not apply to claims under Section 8.2(a) with respect to matters arising in respect of Sections 3.2(a), 3.4 and 3.12. Seller’s total liability for Damages pursuant to this Article VIII shall not exceed $1,700,000 except for (i) Damages relating to claims arising out of or related to Seller’s representations regarding ownership by Seller of the Assets free and clear of any Encumbrances as set forth in Section 3.4, or (ii) Damages from any intentional breach by Seller or Shareholder of any of Seller’s or Shareholder’s representations, warranties, covenants or obligations, and Seller and Shareholder will be jointly and severally liable for all Damages with respect to any such breaches.

8.3 Procedure for Indemnification – Third Party Claims.

(a)           Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against such Indemnified Person, such Indemnified Person will, if a claim is to be made against Seller under Section 8.2, give notice, setting forth the factual basis for such claim in reasonable detail to the extent known, to the Seller of the commencement of such claim, but the failure to notify Seller will not relieve Seller of any liability that Seller may have to any Indemnified Person, except to the extent that Seller is prejudiced by the Indemnified Person's failure to give such notice.

(b)           If any Proceeding referred to in Section 8.3(a) is brought against an Indemnified Person and such Indemnified Person gives notice to Seller of the commencement of such Proceeding, Seller will be entitled to participate in such Proceeding and, to the extent that Seller wishes (unless (i) Seller or Shareholder is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) Seller fails to provide reasonable assurance to the Indemnified Person of Seller’s financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to such Indemnified Person and, after notice from Seller to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, Seller will not, as long as Seller diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If Seller assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by Seller without the Indemnified Person's consent (not to be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Legal Requirements, and (B) there is no liability or restriction on the Indemnified Person; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without such Indemnified Person’s consent. If notice is given to Seller of the commencement of any Proceeding and Seller does not, within 20 days after the Indemnified Person's notice is given, give notice to the Indemnified Person of Seller’s election to assume the defense of such Proceeding, the Indemnified Person shall diligently conduct the defense and Seller will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

8.4 Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim shall be promptly asserted by notice to Seller.

8.5 Payment of Indemnification Claims. All claims for indemnification made against by an Indemnified Person shall be paid by Seller or Shareholder to such Indemnified Person within 10 days of the later of (i) notice of such claim pursuant to Section 8.2 or Section 8.3, or (ii) the resolution thereof by the parties or pursuant to any Proceeding brought by an Indemnified Person with respect thereto.

Article IX
General Provisions

9.1 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

9.2 Public Announcements.  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually agree.

9.3 Confidentiality.  Buyer and Seller will maintain in confidence, and will cause their respective Representatives to maintain in confidence, this Agreement, any related agreement and the Contemplated Transactions and not use to the detriment of another party or the Seller any written, oral, or other information obtained in confidence from another party or the Seller in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

9.4 Notices.  All notices, requests, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:                      American Rig Housing, Inc.
1010 Lamar Avenue
Suite 1200
Houston, Texas 77002
Attention: Larry Hargrave
Facsimile No.:
Email: american-housing@att.net

Buyer:                     Best Energy Services, Inc.
1010 Lamar
Suite 1200
Houston, Texas 77002
Attention: Larry Hargrave, Chief Executive Officer
Facsimile No.: (713) 933-2602
Email: lhargrave@bestenergyservicesinc.com

with a copy (which shall not be considered notice) to:
Jackson Walker L.L.P.
100 Congress Avenue
Suite 1100
Austin, Texas 78701
Attention: Lawrence A. Waks, Esq.
Facsimile No.: (512) 236-2002
Email: lwaks@jw.com

9.5 Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.6 Waiver.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by Buyer, with respect to a waiver on behalf of Buyer, and by Seller, with respect to a waiver on behalf of Seller; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.7 Entire Agreement; Modification; Termination.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. This Agreement may be terminated by mutual consent of Buyer and Seller.

9.8 Assignments, Successors, and No Third Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary or other Related Person of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

9.9 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.10 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.11 Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

9.12 Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas – Austin Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection that any such party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

9.13 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:
Best Energy Services, Inc.

/s/Larry Hargrave
Larry Hargrave, Chief Executive Officer

Seller:
American Rig Housing, Inc.

/s/Larry Hargrave
Larry Hargrave, President

Shareholder:
Larry Hargrave

/s/Larry Hargrave
Larry Hargrave, individually

Exhibit A

Assets

See attached.

Exhibit B

Assigned Seller Contracts

None

Bill of Sale

1. Sale and Transfer of Assets. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as contemplated by Section 2.4(a)(i) of that certain Asset Purchase Agreement dated February 27, 2008 (the "Purchase Agreement"), by and between Best Energy Services, Inc., a Nevada corporation ("Buyer"), American Rig Housing, Inc., a Texas corporation ("Seller"), and Larry Hargrave, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, effective as of 11:59 p.m. C.S.T. on February  27, 2008, (the "Effective Time"), all of Seller’s right, title and interest in and to all of the Assets (as defined in the Purchase Agreement).

2. Further Actions. Seller covenants and agrees to warrant and defend the sale, conveyance, assignment, transfer and delivery of the Assets hereby made against all Persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer's title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and to take such other action as Buyer may reasonably request to more effectively transfer and assign to, and to vest in, Buyer each of the Assets, all at the sole cost and expense of Seller.

3. Power of Attorney. Without limiting Section 2 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time:

(a) to demand, receive and collect any and all of the Assets and to give receipts and releases for and with respect to the same, or any part thereof;

(b) to institute and prosecute, in the name of Seller or otherwise, any and all Proceedings that Buyer or its successors and assigns may reasonably deem proper in order to collect or reduce to possession any of the Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and

(c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of the Assets.

Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be accordingly irrevocable by Seller.

4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to Seller’s representations, warranties, covenants, agreements and indemnities relating to the Assets, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

In Witness Whereof, Seller has executed this Bill of Sale as of the Effective Time.

American Rig Housing, Inc.

/s/Larry Hargrave
Larry Hargrave, President

LEASE AGREEMENT

By and Between

LARRY HARGRAVE

(Landlord)

And

     BEST ENERGY SERVICES, INC.

(Tenant).

Effective February 27, 2008

Agreement of Lease

This Agreement of Lease (“Lease”) is made this 27th day of February, 2008, between Larry Hargrave (hereinafter referred to as "Landlord"), and Best Energy Services, Inc., a Nevada corporation, (hereinafter referred to as "Tenant").

ARTICLE 1.  LEASED PREMISES. Landlord owns that parcel of property at 4092 US Highway 59 S, Cleveland, Texas, 77327, that will be subject to this Lease (the “Leased Premises”).  The Leased Premises are more particularly described in Exhibit A attached hereto and incorporated herein by reference.

ARTICLE 2.  TERM OF LEASE.   The Lease Term of this lease shall be from February 27, 2008, and shall continue until February 27, 2011 (the “Lease Term”).

ARTICLE 3.  RENT.  Tenant shall pay rent (“Rent”) to the Landlord for the Leased Premises the amount of Six Thousand Dollars ($6,000) per month with the first Rent payment due on the date of this Lease and on the same day of each month thereafter during the term of the Lease.

ARTICLE 4.  TAXES, INSURANCE, UTILITIES, AND MAINTENANCE.   Tenant and Landlord shall pay the following expenses as designated:

Property taxes	Tenant
Property insurance	Tenant
Utilities	Tenant
Water & Sewer	Tenant
Maintenance of interior	Tenant
Maintenance of exterior	Landlord
Fencing	Tenant
Snow plowing/removal	Tenant
Landscaping	Tenant

If Tenant pays the property taxes, the taxes for 2008 and 2011 shall be prorated for the number of days that Tenant occupies the property in those years.

ARTICLE 5.  LATE FEE.  Tenant agrees that if any payment or installment of Rent hereunder becomes delinquent (i.e., has not be received by Landlord) for a period of more than ten (10) days, Tenant shall pay Landlord a late charge of Five Hundred Dollars ($500.00) and the delinquent payment shall also bear interest at the rate of one and one-half percent (1½ %) per month (18% annual percentage rate) until paid.  Said late charge and interest shall be due and payable with the next following Rent payment due.  Returned check fee: If any check for payment of Rent is returned to Landlord for insufficient funds, there shall be a returned check fee assessed of One Hundred Dollars ($100.00), and the Late Fee shall also apply.

ARTICLE 6.  SECURITY DEPOSIT.   Tenant shall  not be required to pay to Landlord any security deposit.

ARTICLE 7.  USE OF PREMISES.  The Leased  Premises may be used and occupied only for the purpose of operating an oil field equipment and mineral services yard, maintenance facilities and administrative offices.  Tenant shall not use the Leased Premises for any other purpose without the prior written consent of the Landlord, which shall not be unreasonably withheld.  Tenant shall comply with all laws and regulations governing the use of the Leased Premises.

ARTICLE 8.  SIGNS.  Tenant shall not install, erect, display, paint or attach any sign to the exterior of the building or elsewhere on the Leased Premises without the written consent of the Landlord, which shall not be unreasonably withheld, and any sign authorized by the Landlord shall be removed and the sign space restored to its original condition upon termination of the Lease.
ARTICLE 9.  COVENANT OF TITLE AND QUIET ENJOYMENT. Landlord covenants that Landlord is well seized of and has good title to the Leased Premises and does warrant and will defend the title thereto and will indemnify the Tenant for any damage and expense which Tenant may suffer by reason of any lien, encumbrance, restriction or defect in the title or description herein of the Leased Premises.  If, at any time, Landlord's title or right to receive Rent hereunder is disputed, or there is a change of ownership of Landlord's estate by act of the parties or operation of law, Tenant may withhold Rent thereafter accruing until Tenant has been furnished proof satisfactory to it as to the party entitled thereto.

ARTICLE 10.  TIME OF THE ESSENCE: It is agreed that time is of the essence in respect to the agreements hereinafter contained.

ARTICLE 11.  SUBORDINATION TO FUTURE MORTGAGE HOLDERS PROVIDED TENANT IS NOT DISTURBED IN POSSESSION.  There are no mortgages on the Leased Premises.  However, Landlord reserves the right to mortgage the Leased Premises in the future if he desires to do so.  If Landlord desires to borrow against the Leased Premises,  Tenant will, upon request by Landlord, subject and subordinate all or any of its rights under this Lease to any and all mortgages and deeds of trust hereafter placed on the property of which the Leased Premises are a part; provided, however, that Tenant will not be disturbed in the use or enjoyment of the Leased Premises so long as it is not in default hereunder and Landlord shall, at the time of execution of any new mortgage or trust deed, provide a binding written commitment from any and all lenders whose interests are secured by mortgage or deed of trust that Tenant may remain in possession notwithstanding foreclosure so long as Tenant is not in default of this Lease.  Tenant agrees that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust hereinafter placed on the property  and that it will remain liable under the terms of this Lease to the mortgagee, trustee, or beneficiary of such mortgage or trust deed, and their successors and assigns, and to the purchaser or assignee under any such foreclosure.  Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments required to give effect to the provisions of this Article.

ARTICLE 12.  COMPLIANCE WITH LAWS AND ORDINANCES. Landlord, as owner, shall comply with all federal, state, county and city laws and ordinances, and all rules and regulations of any duly constituted authority presently affecting or respecting the Leased Premises.  Any other improvements that may be necessary to comply with any such rules and regulations shall be the obligation of Tenant. Tenant shall comply with all federal, state, county and  city laws and ordinances and all rules and regulations of any duly constituted authority present or future affecting or respecting the use or occupancy of the Leased Premises by Tenant, or the business at any time thereon transacted by Tenant or any assignee or Sub-tenant of Tenant, after commencement of the term of this  Lease.  Tenant shall, at all times, keep the Leased Premises,  the buildings thereon and all appurtenances, in a clean and sanitary condition, according to the applicable statues, city ordinances and the directions and regulations of the proper public authorities.

ARTICLE 13.   MECHANICS' LIENS.  Tenant agrees to pay, when due, all sums of money that may become due for, or purporting to be due for, any labor, services, materials, supplies or Tenant's equipment, alleged to have been furnished or to be furnished to or for the Landlord, in,  upon or about the Leased Premises and which may be secured by  any mechanics', materialmen's or other lien against the Leased  Premises and/or the Landlord's interest therein.  Tenant shall cause each such lien to be fully discharged and released, provided, however, that, if the Tenant desires to contest any such lien, it may do so, but notwithstanding any such contest, if  such lien shall be reduced to final judgment and such judgment  or processes may be issued for the enforcement thereof is not   promptly stayed or is so stayed and such stay thereafter expires,  then, and in that event, the Tenant shall forthwith pay and  discharge said judgment.

ARTICLE 14.  LOSS OF POSSESSION OR USE.  If at any time during the term of this Lease or any extension thereof, Tenant shall, through no act, default or neglect on its  part, be deprived of possession of the Leased Premises or any material portion thereof or the use of the Leased Premises for the purposes contemplated by Tenant for any reason including, but not limited to, any limitation of access to the Leased  Premises or any rezoning or other governmental action which would prohibit the operation of the business contemplated by Tenant, then, and in any such event, Tenant shall have the right  to terminate this Lease upon giving Landlord ten (10) days written notice of its intention to so terminate, in accordance with the provisions of Article 28 hereof.

ARTICLE 15.  TENANT'S RIGHT TO CURE LANDLORD'S DEFAULTS.Landlord agrees that if Landlord fails to pay any interest,  principal, cost or other charges upon any mortgage or mortgages or other liens and encumbrances affecting the Leased Premises and to which this Lease may be subordinate when any of the same become due, or if Landlord fails to make any repairs or do any work  required of the Landlord by the provisions of this Lease, or in any other respect fails to perform any covenant or agreement in this Lease contained on the part of the Landlord to be performed, then,  and in such event, after the continuance of any such failure or default for ten (10)

days after notice in writing thereof is given by the Tenant to the Landlord, notwithstanding any delay or forbearance in giving such notice, Tenant may pay said principal, interest cost or other charges and cure such defaults all on behalf  of and at the expense of the Landlord.  Tenant may further do all  necessary work and make all necessary payments in connection therewith, including, but not limiting the same, to the payment of  any attorneys' fees and costs and charges of or in connection with any legal action which may have been brought.  Landlord agrees to pay to Tenant forthwith any amount so paid by Tenant together  with interest thereon at the maximum legal rate. Landlord further agrees to give Tenant written notice of any claim of default which  may be made by any mortgagee or lienor as to the Leased Premises within five (5) days after such claim shall have been made if Landlord shall have not remedied the same within said five (5) day period.  All sums charged to Landlord by Tenant hereunder shall be indebtedness of Landlord to Tenant payable on demand.  If any such indebtedness or any other indebtedness of Landlord to Tenant is due at any time, Tenant may, in addition to other remedies, withhold all Rent accruing hereunder and apply the same to such indebtedness.  If all such indebtedness is not fully paid at the  expiration of the Lease Term or any extension thereof, Tenant may, at its option, extend this Lease on the same  covenants and conditions as herein provided, until such  indebtedness is fully paid by application of the Rent payable  hereunder against such indebtedness.

ARTICLE 16.  ALTERATIONS, TITLE TO AND REMOVAL OF IMPROVEMENTS.   Tenant or any Subtenant may not make alterations, additions  and improvements to the Leased Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.  Notwithstanding the foregoing, Tenant shall not erect signs or other improvements that will restrict the free flow of traffic.  It is mutually agreed that the trade fixtures and equipment and interior and exterior signs which may be installed on the Leased Premises prior to, or during the term hereof, at the cost  of Tenant or any assignee or Subtenant, shall remain personal property and shall not be deemed to become part of the Leased Premises.  Tenant shall have the right and obligation to remove such trade fixtures and equipment on or before the expiration of this Lease or any extensions or renewals thereof.  Tenant or any assignee or Subtenant is hereby expressly given the right, at any time during the term of this Lease or any extension thereof and for a period of ten (10) days after the termination of this Lease or any extension thereof, by lapse of time or otherwise, to enter upon and remove from said Premises any improvements or equipment of Tenant or any assignee or Subtenant.  Tenant shall repair at its expense any damage to the property created by its installation or  removal of improvements.

ARTICLE 17.  REPAIRS.  Tenant agrees that it has had the opportunity of inspecting the Leased Premises, is satisfied therewith, and accepts the same "as is."  Landlord further represents that prior to commencement of this Lease, the Leased Premises have been lawfully used and maintained in accordance with all applicable federal, state, and local laws. Tenant shall be responsible for maintaining the Leased Premises in all respects and to return the Leased Premises at the end of the lease term in as good or better condition as when first occupied by Tenant.   In default of the Tenant making the necessary repairs or replacements during the course of the Lease, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant's account and the expense thereof shall constitute and be collectible as additional Rent, together with interest at twelve percent (12%) per annum and reasonable attorney's fees.

ARTICLE 18.  PUBLIC LIABILITY INSURANCE.   Tenant hereby covenants and agrees that at all times during the term hereof to obtain and maintain and keep in force for the mutual benefit of Landlord and Tenant general public liability insurance against the claims for personal injury, death or property damage occurring in, on or about the Leased Premises or sidewalks adjacent to the Leased Premises in the following amounts:

Bodily injury	per person	$1,000,000
	per accident	$2,000,000 (involving two or more persons)
Property damage		$500,000

Tenant agrees that all of the above-noted insurance shall be noncancellable without (10) days written notice to Landlord.  Tenant further covenants and agrees that the insurance required  to be carried hereunder shall be placed with top rated insurance companies as shall be selected by Tenant. The parties further covenant and agree that the Landlord and Tenant or anyone claiming by, through or under them, shall be named as co-insureds as their respective interests may appear in the above policies and that Tenant, at the request of Landlord, shall deliver to the Landlord certificates of said insurance and of renewals thereof, from time to time during the term of this Lease. Tenant shall keep, protect and save the Landlord harmless from any loss, costs, or expenses of any sort or nature and from any liability to any third-party person natural or artificial, on account of any damage to such third person or their property arising out of any failure to comply with and perform all of the requirements and provisions set forth in this Article. Landlord may, if necessary, arrange and pay for all such insurance and invoice Tenant therefor, together with interest thereon at twelve per cent (12%) per annum until paid.

ARTICLE 19.  WAIVER OF SUBROGATION.  Landlord and Tenant each hereby release the other, their agents and employees from any claim for damage or destruction to the above-described Premises and the contents thereof belonging to either, and for the business interruption of either, caused by fire or any other event insured under fire and extended coverage insurance, whether due to the negligence of either of them or otherwise.

ARTICLE 20.  DAMAGE TO OR DESTRUCTION OF IMPROVEMENTS. If Landlord's improvements on the Leased Premises shall be damaged or rendered untenantable by fire or other casualty, the Landlord shall within thirty (30) days from the date of said damage or destruction commence to repair or replace said improvements, according to the condition and use of the property prior to said damage or destruction so that the Tenant may continue with occupancy and the same shall be completed within one hundred twenty (120) days thereafter.  However, Landlord's obligation to pay for cost of rebuilding or repairing any such damage or destruction to the improvements located on the Leased Premises shall be limited to the insurance monies payable by reason of such damage or destruction and if the cost of repairing or replacing said improvements according to the condition and use of the Leased Premises prior to said damage shall exceed this amount this Lease shall terminate immediately and Landlord shall be entitled to keep all insurance proceeds as compensation for damage done to the Leased Premises unless Tenant, upon written notification by Landlord of the amount of the excess elects in writing to itself pay such excess.  It is further agreed that the Rent herein required to be paid shall abate during said period of untenantability or if the improvements shall be damaged but not rendered untenantable thereby, the Rent shall abate in an amount appropriate to the decrease in the utility of the Leased Premises.  In the event Landlord has not commenced construction or has not notified Tenant that he intends to commence construction within thirty (30) days from the date of such damage, then, and in that event, Tenant may either (a) terminate this Lease by giving written notice of such termination in accordance with Article 28 hereof, or (b) thereupon and without further notice to Landlord commence to repair or replace said building with Tenant having access to the insurance proceeds available by reason of such damage or destruction.  In the event Tenant makes said repairs or replacements, Landlord shall be liable to the Tenant for any and all costs and expenses of Tenant in making the same and Landlord shall be required to reimburse Tenant for any such costs and expenses of Tenant for any costs which Tenant expends for replacement or repair of the improvements plus 12% (which shall not be in excess of the insurance proceeds payable by reason of such damage or destruction).  If Landlord fails to reimburse Tenant within thirty (30) days after receiving Tenant's invoice Tenant shall have the right to deduct this amount of the invoice from Rent payments due to Landlord and/or institute legal action at law or equity to recover its expense.

It is agreed by the parties that if the building cannot be replaced or repaired within one hundred twenty (120) days after such damage to the building, due to the inability of either party to obtain materials or labor needed, strikes or acts of God or governmental restrictions that would prohibit, limit, or delay said construction, then the time for completion of said repairs and replacement shall be extended accordingly, provided, however, that in any event, if the repair or replacement of the building has not been completed within a period of one hundred eighty (180) days from the date of such damage or destruction, Tenant may, at its option, and in addition to other remedies available to Tenant, elect to terminate this Lease.  In the event of any damage or destruction occurring in the last six (6) months of the original term of this Lease or during any extension of the term, to the extent of fifty percent (50%) or more of the insurable value of the building, Tenant may, at its option, to be evidenced by notice in writing given to Landlord within thirty (30) days after the occurrence of such damage and destruction, in lieu of repairing or replacing such building, elect to terminate this Lease as of the date of said damage or destruction.

ARTICLE 21.  EMINENT DOMAIN.   If the whole or any part of the Leased Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof, Tenant reserves unto itself the right to prosecute its claim for an award based upon injury caused to its leasehold interest by such taking, without impairing any rights of Landlord for the taking of or injury to the reversion. In the event a part of the Leased Premises shall be so taken that (a) the part so taken includes the building or Premises on the Leased Premises or any part thereof or (b) ten percent(10%) or more of the from depth of the Leased Premises or (c) that part taken shall consist of twenty-five percent (25%) or more of the total Premises or (d) such part so taken shall result in cutting off direct access from the Leased Premises to any adjacent public street or highway or (e) such taking makes the carrying on of Tenant's business impractical, then, and in any such event, the Tenant may at any time either prior to or within a period of sixty (60) days after the date when possession of the Leased Premises shall be required by the taking authority elect to terminate this Lease.  In the event that Tenant shall fail to exercise any such option to terminate this Lease or in the event that a part of the Leased Premises shall be taken under circumstances under which the Tenant will have no such option, then the Landlord shall, at its own cost and expense and with reasonable promptness, restore the remaining portion of the Leased Premises to the extent necessary to reconstitute the improvements thereon as a complete architectural unit, susceptible to the same use as that which was in effect immediately prior to such taking and the Rent payable under the provisions of the lease shall be equitably reduced according to the decrease in the utility of the Leased Premises for Tenant's intended use and the effect thereof upon the business of Tenant.

ARTICLE 22.  ASSIGNMENT AND SUBLETTING.  Tenant may not, without consent of Landlord, which consent shall not be unreasonably withheld, assign or encumber  this Lease or its rights hereunder. In the event Landlord consents to any assignment or subletting, Tenant shall remain liable for the payment of all Rent required to be paid hereunder and for the performance of all terms, covenants and conditions herein undertaken by Tenant.

ARTICLE 23.  REMEDIES OF LANDLORD.    If Tenant shall fail to pay any installment of Rent promptly on the day when the same shall become due and payable hereunder, and shall continue in such default for a period of ten (10) days after written notice thereof by Landlord, or if Tenant shall fail to promptly keep and perform any other affirmative covenants of this Lease, strictly in accordance with the terms of  this Lease and shall continue in default for a period of thirty (30) days after written notice thereof by Landlord of default and demand of performance, then and in any such event and as often as  any such event shall occur, Landlord may (a) declare the said term ended, and enter into said Premises, or any part thereof, either  with or without process of law and expel Tenant or any person  occupying the same in or upon said Premises, using such force as  may be necessary, and to repossess and enjoy said Premises as in  the Landlord's former estate; or (b) relet the Leased Premises against the  Rent payable by Tenant hereunder and Tenant shall be responsible  for no more than the balance that may be due, should a balance  exist.  However, if any default shall occur, other than in the  payment of money, which cannot with due diligence be cured within  a period of thirty (30) days, and if Tenant prior to the expiration  of thirty (30) days from and after the giving of the notice of aforesaid, commences to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps  and undertake all work required to cure such default and does so  cure such default, then Landlord shall not have the right to declare  the term ended by reason of such default.

ARTICLE 24.  LANDLORD'S ACCESS TO PREMISES.   Landlord shall have the right to inspect the Leased Premises during   normal business hours and upon reasonable notice.  Landlord shall have access to the Leased Premises during normal business hours during the last six (6) months of the  Lease or any extension thereof for the purpose of showing the same  to any prospective tenants.

ARTICLE 25.  LEASE OF PERSONAL PROPERTY.   Landlord shall lease to Tenant

such personal property on the  Premises as shall be reflected in an Addendum attached to this Lease which Addendum shall set forth the terms and conditions of  the Lease of said personal property.

ARTICLE 26.  SURRENDER OF PREMISES.   Tenant shall, after the last day of the Lease  Term or any extension thereof, or upon any earlier termination of such term,  surrender and yield up to Landlord all of Landlord's improvements on such Premises in good order, condition, and state of repair,  reasonable wear and tear and the provisions of Article 16 hereof  excepted.

ARTICLE 27.  HOLDING OVER.   In the event Tenant continues to occupy the Leased Premises after the last day of the Lease Term hereby created, or after the last day of  any extension of the Lease Term, and the Landlord elects to accept Rent  thereafter, a tenancy from month to month only shall be created under and subject to all other provisions contained herein.

ARTICLE 28.  SERVICE OF NOTICE.   Every notice, approval, consent or other communication authorized or required by this Lease shall not be effective unless  the same shall be in writing and sent postage prepaid by United States registered or certified mail, return receipt requested, and  shall be addressed to:

To Landlord:	To Tenant:
Larry Hargrave	Best Energy Services, Inc.
1010 Lamar Street, Suite 1200	1010 Lamar Street, Suite 1200
Houston, Texas 77002	Houston, Texas 77002

or to such other address as either party may designate, by notice given from time to time in accordance with this Article.  Any  notice given in accordance with the provisions of this Article  shall be deemed to have been given as of the date such notice shall  have been placed in the United States Postal Service.  The Rent payable by Tenant hereunder shall be paid to Landlord at the same place where a notice to Landlord is herein required to be directed.

ARTICLE 29.  SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Lease shall  be binding upon and shall inure to the benefit of each of the   parties hereto, their heirs, personal representatives, successors  or assigns, and shall run with the land; and where more than one  party shall be Landlord under this Lease, the word "Landlord" whenever  used in this Lease shall be deemed to include all Landlords jointly  and severally.

ARTICLE 30.  RECORDING.   This Lease shall not be recorded.  However, if either of  the parties hereto desire to record a memorandum of this Lease, Landlord and Tenant agree to execute and deliver to the other  a memorandum of this Lease containing only minimum statutory requirements, which memorandum of lease may then be recorded in the appropriate office of the county within which the Leased Premises  are located.

ARTICLE 31.  AMENDMENTS.  No waivers, alterations, or modifications of this Lease or any agreements in connection therewith shall be valid unless in  writing duly executed by both

Landlord and Tenant herein.

ARTICLE 32.  ESTOPPEL CERTIFICATE.  Either party to this Lease shall from time to time during  the term of this Lease, immediately (within 10 days at the latest)  upon the request of the other party, execute and deliver to the other party a statement certifying that this Lease is in full force and effect, the date through which the Rent and other charges hereunder have been paid, and any other factual matters reasonably  requested by the other party.

ARTICLE 33.  INVALIDITY OF PROVISIONS.   If any term, covenant, condition or provision of this Lease  or the application thereof to any person or circumstance shall, at  any time, or to any extent, be invalid or unenforceable, the  remainder of this Lease or the application of such term or  provision to persons or circumstances other than those as to which  it is held invalid or unenforceable, shall not be affected thereby,  and each term, covenant, condition and provision of this Lease   shall be valid and enforceable to the fullest extent permitted by  law.

ARTICLE 34.  ATTORNEYS' FEES AND COSTS IN EVENT OF BREACH.   In the event of any breach of this Lease, the  nonbreaching party shall be entitled to receive reasonable attorneys' fees and costs from the breaching party in enforcing the  terms of this Lease, in addition to any other damages or  compensation that may be applicable.

ARTICLE 35.  CAPTIONS.  The captions appearing in this Lease are inserted only as  a matter of convenience and in no way define, limit, construe or  describe the scope or intent of such Articles of this Lease or in  any way affect this Lease.

ARTICLE 36.  ENTIRE AGREEMENT.   This Lease supersedes any and all other agreements, either  oral or in writing, between the parties hereto with respect to the Leased Premises and contains all of the covenants, agreements and  other obligations between the said parties in respect to said Premise.

ARTICLE 37.  EXECUTION.   This Lease may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. The exchange of copies of this Lease and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Lease for all purposes. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes.

 [Signatures are on following page]

In Witness Whereof, the said parties have hereunto set their hands the day and year first above written.

LANDLORD:	TENANT:
Larry Hargrave	Best Energy Services, Inc.

/s/Larry Hargrave	/s/ Larry Hargrave
Larry Hargrave, individually	Larry Hargrave, Chief Executive Officer

Exhibit A

Description of Leased Premises

Property in Cleveland, Texas: 000306 M B Lawrence, Tract 86, 11.42 acres

Release

This Release is being executed and delivered as of this February 27, 2008 in accordance with Section 2.4(a)(ii) of the Asset Purchase Agreement dated February 27, 2008 (the “Agreement”) by and among Best Energy Services, Inc., a Nevada corporation ("Buyer"), American Rig Housing, Inc., a Texas corporation ("Seller") and Larry Hargrave. The undersigned (“Shareholder”) is a shareholder of Seller and will directly benefit from the Agreement, including receiving the Purchase Price. Capitalized terms used in this Release without definition have the respective meanings given to them in the Agreement.

Shareholder acknowledges that execution and delivery of this Release is a condition to Buyer’s obligation to purchase the Assets and to consummate the Contemplated Transactions pursuant to the Agreement and that Buyer is relying on this Release in consummating such purchase.

Shareholder, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyer to purchase the Assets and to consummate the Contemplated Transactions pursuant to the Agreement, hereby agrees as follows:

Shareholder, on behalf of himself and each of his Related Persons, hereby releases and forever discharges the Buyer and Seller, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Shareholder or any of his Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to (i) release any claims of the Shareholder or his Related Persons under the Agreement or the Seller’s Closing Documents, or (ii) limit Shareholder’s or his Related Persons’s right to assert claims that are based on any matter, cause or event that happened after this Release becomes effective.

Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Shareholder shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages)

or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Shareholder or any of his Related Persons of any claim or other matter purported to be released pursuant to this Release, and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Shareholder or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

This Release may not be changed except in a writing signed by the person against whose interest such change shall operate.

This Release (including any claim or controversy arising out of or relating to this Release) shall be governed by the law of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

In Witness Whereof, each of the undersigned have executed and delivered this Release as of the day and year first written above.

/s/Larry Hargrave
                                                                                                                Larry Hargrave, individually

American Rig Housing, Inc.
Disclosure Statement

Section	Requirement	Response
3.5(b)	Government authorizations	See attached Schedule 3.5(b)
3.6	Legal proceedings	See attached Schedule 3.6
3.8(a)	Material Contracts that are still pending or being complete	See attached Schedule 3.8(a)

Schedule 3.5(b)

Government Authorizations

None

Schedule 3.6

Legal Proceedings

None

Schedule 3.8(a)

Material Contracts

None

. American Rig Housing, Inc. Inventory	Units
12-Man Crew Quarter- 12' X 60' on 3 - 12" l-Beam Oilfield Skid Completely refurbished 1998-99 - 2 bedrooms; central bath w/2 sinks, 2 showers, 2 toilets, complete w/ individual lockers, table and chairs, sofa, mattresses, stove, 2 refrigerators, washer/dryer, central heat and A/C, TV, microwave, satellite, 200 amp outside disconnects and 150' of 4/3 S.O. cord.	27

12-Man Crew Quarter - 12' X 58' on 3 - 12" l-Beam Oilfield Skid Completely refurbished 1998-99 - 2-3 bedrooms; 2 baths, complete w/ individual lockers, table and chairs, sofa, mattresses, stove, 2 refrigerators, washer/dryer, central heat and A/C, TV, microwave, satellite, 200 amp outside disconnects and 150' of 4/3 S.O. cord.	11

12-Man Crew Quarter - 12' X 56' on 3 - 12" l-Beam Oilfield Skid 2 bedrooms; 2 baths, complete w/ individual lockers, table and chairs, sofa, mattresses, stove, 2 refrigerators, washer/dryer, central heat and A/C, TV, microwave, satellite, 200 amp outside disconnects and 150' of 4/3 S.O. cord.	3

Tool Pushers Quarter - 10-12' X 48' and 5-12' X 42' on 3 - 12" I-Beam Oilfield Skids
48' quarters: 2 bedrooms; 1 bath, w/ separate office end
42' quarter: 1 bedroom; 1 bath
All units completely stocked with pots, pans, linens, etc.  Stove, refrigerator, microwave, satellite, washer/dryer, central heat and A/C,
200 amp outside disconnects and 150' of 4/3 S.O. cord
10 (48’) 5 (42’)

Specialty Units -on 3 - 12" l-Beam Oilfield Skids 12' X 60' Men and Women's Bath: Change house, six toilets; 10 sinks; 2 urinals; 4 showers; lockers; central heat and A/C, 200 amp outside disconnects and 150' of 4/3 S.O. cord. Refurbished in 2000 and on long-term lease in Joilet, 111. 14' X 60' Men and Women's Decontamination: change house w/ 2 washers and 2 dryers, showers; lockers; dual heat and A/C, 200 amp outside disconnects and 150' of 4/3 S.O. cord. Constructed new in 2000 and on long-term lease in Joilet, 111.	2

Oilfield Skid Galley/Diner Galley 12’ X 58’ Service for 50 men; complete w/ oven, stove freezer, refrigerator, vent-a-hood, driddle, deep-fryer, etc. Separate cook’s quarters w/ private bath, separate dry goods area. Diner 12’ X 60”: seating for 50 men	2

Wheel mounted Tool Pusher Quarter- 10' X 36' 1 bedroom; I bath, complete w/ separate office and built-in desk, private living area. Each unit come complete with stove, refrigerator, microwave, central heat and A/C, TV, microwave, posts, pans, etc	7

Skid Mounted Mud Engineers' Quarter- 8' X 32' 1 bedroom; 1 bath, complete w/ separate office and private living area, stove, refrigerator, central heat and A/C, TV, microwave, pots	1

Mobile Home 14’X70” 3 Bedroom 2 Bath	3

Living Quarters Scheduled for Refurbishment

Description of	Units

Company Man Quarters- 12' X 60' on 3 - 12" l-Beain Oilfield Skid 2 bedrooms; 1 bath; central A/C and Heat	3

12-Man Crew Quarter - 10' X 56' on 3 - 12" I-Beam Oilfield Skid 2 bedrooms; 2 baths	1

Wheel Mounted Tool Pusher Quarters - 10' X 36' 1 bedroom; 1 bath; separate office w/built-in desk, private living area, A/C heat	3

Portable Office Bldg. - 10' X 36' Open bldg. w/ half kitchen, A/C heat	1

Commissary - 12' X 44' Skid Mounted 2 room w/ service window; A/C heat	1

Recreation Bldg. - 12' X 50' Skid Mounted Open bldg. w/ half kitchen, A/C heat	1

Gate Guard Houses - 8' X 36' 1 bedroom; 1 bath; full kitchen; A/C heat	4

Trucks and Trailers

Description of Asset	Units

1991 Mack oilfield winch trucks w/ A/C; 350 hp; 24 ton Tulsa winches; rolling tailboard; tandem axle, 216" WB	2

1981 Mack oilfield winch truck; 350 hp; 24 ton Braden winch; rolling tailboard; tandem axle	1

1983 Aztec 80,000 # Drop-deck Trailers; extendible to 60'; air cushion floats	4

1977 Ford 2-ton diesel work truck w/ 40' gooseneck trailer	1

1997 Ford Isuzu pickup service trucks	1

Miscellaneous work trailers

Description of Asset	Unit
2,500 gallon trailer mounted, portable water systems	6
2,500 gallon trailer free standing, portable water systems	15
750 gallon portable sewer system w/ holding tank	10
Explosion proof intercoms	20
4.5 Kw trailer mounted "Job-Lighter"	1
Trailer mounted diesel driven portable air compressor	1